Exhibit 10.1

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[*]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT.  COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

LEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement (this “Agreement”), dated as of June 15, 2012, is between Range Michigan LLC, a Wyoming limited liability company (“Seller”), whose address is 504 Fremont Street, Thermopolis, WY 82443, and American Energy Development Corp., a Nevada corporation (“Buyer”), whose address is 1230 Avenue of the Americas, 7th Floor, New York, New York 10020.  Seller and Buyer are sometimes referred to herein as a “Party” or the “Parties.”

RECITALS

A. Seller owns certain rights and interests in, to and under the leasehold estates created by the oil and gas leases described in Exhibit A (the “Property”).

B. Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller an undivided forty-three and three-quarters percent (43.75%) of Seller’s right, title and interest in and to the Property.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire from Seller and Seller agrees to sell and convey to Buyer, all of Seller’s right, title and interest in and to the Assets (as defined below).

1.2 Assets.  “Assets” shall mean an undivided forty three and three quarters percent (43.75%) of Seller’s right, title and interest in and to the following:

    (a) The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”);

(b) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby related to the Lands and the Leases (insofar as they cover the Lands) and all other such agreements relating to the production of oil, gas and related hydrocarbons, if any, attributable to said properties and interests;

(c) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments (hereinafter collectively, the “Contracts”), insofar as they relate to the Lands and the Leases (insofar as they cover the Lands);

(d) All seismic, geophysical, geological and other data and all licenses therefor and all analyses, interpretations, compilations and evaluations thereof relating to the properties and interests described above, if any, subject to any third party contractual restrictions on assignment or transfer;

(e) Copies of all files, records and data relating to the properties and interests described above (the “Records”);

(f) the Oil and Gas Substances produced from the Leases and Lands hereafter; and

(g) the equipment, personal property and fixtures associated with each oil and gas well presently existing on the Leases, if any, including without limitation, all casing, tubing, meters, valves and all other equipment of any type or description related to, or used in connection with, any such well.

For purposes of this Agreement, the term “Oil and Gas Substances” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced therewith.

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price.  The purchase price for the Assets shall be US$487,500 (the “Purchase Price”), which shall be paid as follows: (a) Eighty Seven Thousand Five Hundred US Dollars (US$87,500), previously paid to Seller in cash on March 20, 2012, (b) Two Hundred Thousand US Dollars (US$200,000), payable at Closing in shares of Buyer’s US$0.001 par value common stock (the “Shares”), calculated using a per share price equal to the volume weighted average price of one share of Buyer’s US$0.001 par value common stock for the ten Business Day period ending on the Business Day prior to the Closing Date and (c) up to Two Hundred Thousand US Dollars (US$200,000), payable as set forth in Section 3.1 in cash delivered to Seller by wire transfer in immediately available funds (the “Seismic Payment”).

2.2 Effective Time.  The effective time of the transfer of the Assets for the purpose of allocating revenues and expenses shall be 7:00 a.m. Eastern Time, March 31, 2012 (the “Effective Time”).

ARTICLE 3
SEISMIC PROGRAM

3.1 Seismic Program.  In order to facilitate the development of the Property, Seller shall conduct a seismic program covering the Property, which shall include a high resolution 3D geophysical seismic survey of the Property, and may include the acquisition of existing 2D geophysical seismic surveys from third parties (the “Seismic Program”), the costs of which shall be paid as follows.

(a) Buyer shall pay 100% of the costs of the Seismic Program up to US$200,000.

(b) Any costs of the Seismic Program in excess of US$200,000 shall be borne by Buyer and Seller in proportion to their respective working interests in the Property.

(c) Prior to commencing the Seismic Program, Seller shall provide Buyer an authorization for expenditure for the costs of the Seismic Program (the “Seismic AFE”), which shall detail the costs and expenses related to the Seismic Program including all costs and expenses of studies required under the permits, surface damage settlements, permit acquisition fees and expenses.

(d) Within 5 Business Days of Buyer’s receipt of the Seismic AFE, Buyer shall pay to Seller US$200,000, plus any amounts in excess of US$200,000 attributable to Buyer’s working interest in the Property.

(e) Within 15 days of Buyer’s receipt of the final invoice for the Seismic Program, Buyer shall pay to Seller Buyer’s working interest share of any expenses related to the Seismic Program not included in the Seismic AFE.

3.2 Remedies for Failure to Pay Seismic Payment.  If Buyer fails to make the payments set forth in Section 3.1, Seller may foreclose on the liens and security interests granted to Seller, as working interest owner and operator pursuant to the Joint Operating Agreement, and Buyer hereby agrees that its obligations hereunder are secured by such liens and security interests.

ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the Closing Date:

4.1 Status.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wyoming.  Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except to the extent that failure to have such qualifications would not reasonably be expected to have a Seller Material Adverse Effect.

4.2 Power.  Seller has (with respect to this Agreement), or on the Closing Date and at the time of Closing will have (with respect to the Transaction documents to which it is party), full power and authority to enter into this Agreement and the Transaction Document to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  The execution and delivery of this Agreement and such other documents and the performance by Seller of its obligations hereunder and thereunder have or will have been duly authorized by the appropriate governing body of Seller, and no other proceedings on the part of Seller are or will be necessary to authorize such execution, delivery and performance.  This Agreement and the Transaction Documents to which Seller is party have been (in the case of this Agreement), or will be at the Closing (in the case of the Transaction Documents to which it is party), duly executed and delivered by Seller and constitute (in the case of this Agreement), or will constitute at the Closing (in the case of the Transaction Documents to which it is Party) Seller’s valid and binding obligation enforceable against Seller in accordance with its terms.

4.3 No Default or Consents.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) conflict with or result in a breach, default or violation of the certificate of formation or organizational agreements of Seller;

(b) to Seller’s knowledge conflict with or result in a breach, default or violation of, any agreement, under which Seller is a party except to the extent that such breach, default or violation would not reasonably be expected to have a Seller Material Adverse Effect;

(c) result in the creation of any lien, charge or other encumbrance upon any of the Assets;

(d) require Seller to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Authority, except to the extent the same are customarily obtained following the closing of a transaction;

(e) give any Person any preferential right, right of first refusal, tag-along right, change of control right, or similar right to acquire any part of any Lease; or

(f) violate any Law applicable to Seller except to the extent that such violation would not reasonably be expected to have a Seller Material Adverse Effect.

4.4 Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

4.5 No Bankruptcy.  There are no bankruptcy proceedings pending, or to Seller’s knowledge, being contemplated by or, threatened against Seller.

4.6 Title.  (a) the Assets are not subject to or burdened by any lien, security interest, mortgage, deed of trust or other encumbrance arising by, through or under Seller, and (b) Seller has not created or assigned to any third party any overriding royalty, production payment, net profits, interest or other non-cost bearing interest that would cause the net revenue interest in the Assets being delivered to Buyer to be less than 35%.

4.7 Litigation.  There are no Legal Proceedings pending against Seller with respect to the Assets or the Contracts and to Seller’s knowledge there is no Legal Proceedings pending or threatened with respect to the Assets or the Contracts.  “Legal Proceeding” shall mean any judicial or administrative, suits, proceedings (public or private), claims, investigations or proceedings before any Governmental Authority, court, or arbitral actions.

4.8 Compliance With Laws.  Seller has not received written notice from any governmental agency or other person, and to the knowledge of Seller none is threatened, that Seller’s ownership or operation of the Assets is in violation of any applicable federal, state, tribal or local Laws, ordinances, rules, regulations, orders and codes, including any Environmental Law.  To Seller’s knowledge, Seller and the Assets are in compliance in all material respects with all such Laws, ordinances, rules, regulations, orders and codes.

4.9 Investment Intent; Investment Experience; Restricted Securities Representations.  In acquiring the Shares, the Seller acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in such Shares.

(a) The Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(b) The Seller confirms that it has been given sufficient access to information regarding the Buyer and in connection with its decision to receive the Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Buyer and concerning the Buyer’s financial affairs, prospects and condition.  The Seller has received and carefully reviewed the information and documentation relating to the Buyer, including without limitation, the Buyer’s filings with the Securities and Exchange Commission.

(c) The Seller represents and warrants that (i) it is a resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Shares to Seller has occurred only in the United States; and (ii) Seller has such knowledge and experience in financial and business matters as to make it capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(d) The Seller represents, warrants and covenants that it shall acquire the Shares issuable under this Agreement for its own account and not for the account or on behalf of others.

(e) The Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable pursuant to this Agreement; (ii) there is no government or other insurance coving such Shares; and (iii) there are risks associated with the acquisition of the Shares.

(f) The Seller acknowledges that, except as specifically set forth elsewhere herein, (i) it must and shall bear the economic risk of holding the Shares, which may be for an indefinite period of time, because at the time such Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities Law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities Laws or an exemption from such registration is available; (ii) the Shares may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Shares will not violate the registration provisions of applicable federal and state securities Laws; and (iii) certificates representing the Shares shall have endorsed on them a restrictive legend to this effect.

(g) The Seller acknowledges that Buyer is relying on the representations, warranties, covenants and acknowledgements in this Section 4.9 to ensure that any of the Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities Laws.

4.10 Seller has never produced any oil and gas from the Leases and has never paid nor, to Seller’s knowledge, has any liability for any royalties, overriding royalties, compensatory royalties, net profits interests or other payments due from or in respect of production prior to the Closing Date with respect to the Leases.

4.11 All payments of any kind required to be made by the Seller to third parties under or pursuant to the Leases or the Contracts that are due and payable on or prior to the Effective Time have been or will be properly and timely paid prior to Closing.

4.12 The Seller has not received any notice, whether oral or written, of any claimed defaults, offsets or cancellations from any lessors with respect to the Leases, and the Seller does not have knowledge of the existence of any default existing with respect to any of the Leases or any express or implied term of any Lease.

ARTICLE 5
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the Closing Date:

5.1 Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer is duly qualified to do business and in good standing in Michigan and each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except to the extent that failure to have such qualifications would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2 Power.  Buyer has (with respect to this Agreement), or on the Closing Date and at the time of Closing will have (with respect to the Transaction documents to which it is party), full power and authority to enter into this Agreement and the Transaction Document to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  The execution and delivery of this Agreement and such other documents and the performance by Buyer of its obligations hereunder and thereunder have or will have been duly authorized by the appropriate governing body of Buyer, and no other proceedings on the part of Buyer are or will be necessary to authorize such execution, delivery and performance.  This Agreement and the Transaction Documents to which Buyer is party have been (in the case of this Agreement), or will be at the Closing (in the case of the Transaction Documents to which it is party), duly executed and delivered by Buyer and constitute (in the case of this Agreement), or will constitute at the Closing (in the case of the Transaction Documents to which it is Party) Buyer’s valid and binding obligation enforceable against Buyer in accordance with its terms.

5.3 No Default or Consents.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) conflict with or result in a breach, default or violation of the Articles of incorporation, bylaws or organizational agreements of Buyer;

(b) to Buyer’s knowledge conflict with or result in a breach, default or violation of, any agreement, under which Buyer is a party except to the extent that such breach, default or violation would not reasonably be expected to have a Buyer Material Adverse Effect;

(c) require Buyer to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Authority, except to the extent the same are customarily obtained following the closing of a transaction; or

(d) violate any Law applicable to Buyer except to the extent that such violation would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4 Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

5.5 No Bankruptcy.  There are no bankruptcy proceedings pending, or, to Buyer’s knowledge, being contemplated by or threatened against Buyer.

5.6 Compliance With Laws.  To Buyer’s knowledge, Buyer is in compliance in all material respects with all Laws, ordinances, rules, regulations, orders and codes.

5.7 Buyer’s Evaluation.  Buyer is not acquiring the Assets with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of Securities Act of 1933, as amended.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Assets and the value thereof.  Buyer (a) is familiar with investments of the nature of the Assets, (b) understands that this investment involves substantial risks, (c) has adequately investigated the Assets, including Seller’s title thereto, (d) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Assets, and (e) is able to bear the economic risks of such investment.  Buyer has had the opportunity to visit with Seller and meet with its officers and other representatives to discuss the Assets, has received all materials, documents and other information that Buyer deems necessary or advisable to evaluate an investment in the Assets, and has made its own independent examination, investigation, analysis and evaluation of an investment in the Assets, including its own estimate of the value of the Assets.  Buyer has undertaken such due diligence as Buyer deems adequate.

5.8 Qualified to Hold Leases.  Buyer is eligible under all applicable Laws and regulations to own the Assets.

ARTICLE 6
CLOSING

6.1 Closing.  The “Closing” of the transaction contemplated hereby shall be held at Seller’s offices on June 15, 2012, or such other date and location as the Parties may agree.  The date the Closing actually occurs is referred to herein as the “Closing Date.”

6.2 Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Assignment, Bill of Sale and Conveyance.  Seller and Buyer shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance of the Assets, substantially in the form of Exhibit B.

(b) Joint Operating Agreement.  The Parties shall execute, acknowledge and deliver a Joint Operating Agreement substantially in the form of Exhibit C, naming Seller as Operator (the “Joint Operating Agreement”), and a memorandum of the same in recordable form.

(c) Purchase Price.  Buyer shall deliver to Seller one or more stock certificates representing the Shares.

(d) Non-Foreign Status.  Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code of 1986, as amended, substantially in the form of Exhibit D.

ARTICLE 7
POST-CLOSING OBLIGATIONS

7.1 Records.  Seller shall make copies of the Records available for pick-up by Buyer within ten (10) Business Days after the Closing Date.

7.2 Transfer Taxes and Recording Fees.  Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Leases and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments.

7.3 Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 8
ASSUMPTION AND RETENTION OF OBLIGATIONS AND
INDEMNIFICATION; DISCLAIMERS

8.1 Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under Environmental Laws) that are attributable to periods after the Effective Time (the “Assumed Liabilities”).

8.2 Indemnification.

(a) Losses.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified party indemnifying a third party, except to the extent the indemnified party suffers such damages to a third party (other than as a result of the indemnified party’s indemnification of such third party).

(b) Seller’s Indemnification of Buyer.  Subject to Section 9.11, upon Closing, Seller shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with any breach by Seller of this Agreement or relate to ownership or operation of the Assets prior to the Effective Time.

(c) Buyer’s Indemnification of Seller.  Upon Closing, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, and (ii) any breach by Buyer of this Agreement.

8.3 No Insurance.  The indemnifications provided in this Article 8 shall not be construed as a form of insurance.

8.4 Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1 Rights in AMI.  An area of mutual interest covering Exhibit E, is hereby established (the “AMI”), effective as of the Effective Time.  The term of the AMI shall be for a period three years commencing the Effective Time (the “AMI Term”).  If either Party (or any of its affiliates) (any such party, an “Acquiring Party”), acquires or agrees to acquire any oil and gas interests within the AMI (“Acquired Interests”) during the AMI Term, such Acquiring Party shall offer the other Party (the “Non-Acquiring Party”) its AMI Share (as defined in Section 9.2) of the Acquired Interests.  If any transaction contains oil and gas interests that are both within and outside of the AMI, only oil and gas interests subject to the transaction that are within the AMI shall be Acquired Interests and the purchase price for the Acquired Interests shall be the percentage of the total purchase price for the transaction equal to the percentage of the total oil and gas interests acquired that are within the AMI, on a net acre basis.

9.2 AMI Share.  The Non-Acquiring Party shall have the right to purchase a share in any Acquired Interests equal to its working interest share in the AMI prior to the Acquiring Party’s acquisition of the Acquired Interests (its “AMI Share”).

9.3 Notice of Acquisition.  Within 20 days after the Acquiring Party acquires or agrees to acquire the Acquired Interests, the Acquiring Party shall provide the Non-Acquiring Party with written notice thereof (a “Notice of Acquisition”).  Simultaneous with such written notice, the Acquiring Party also shall make available in its offices, during normal business hours, to the Non-Acquiring Party for its examination all information in the possession of the Acquiring Party regarding such Acquired Interests, including acquisition and brokerages costs and expenses (“Acquisition Costs”), and all title, brokerage, surveying, geological, and geophysical information and data.

9.4 Election to Acquire Interests.  Within 20 days after receipt of a Notice of Acquisition from the Acquiring Party, the Non-Acquiring Party shall notify the Acquiring Party in writing (a “Notice of Election”) whether or not it elects to exercise its option to acquire its AMI Share of such Acquired Interests.  Any such election must be as to all of the Acquired Interests.  If the Non-Acquiring Party (a) notifies the Acquiring Party that it elects not to acquire its AMI Share of such Acquired Interests, or (b) fails to so notify the Acquiring Party in writing within such 20-day period as to whether or not it elects to acquire its AMI Share of such Acquired Interests, then it shall be deemed that the Non-Acquiring Party elected not to exercise its option to participate in such Acquired Interests.

9.5 Assignments

(a) .  If the Non-Acquiring Party elects to acquire its AMI Share of the Acquired Interests, the Acquiring Party shall, within 30 days after receipt of the Notice of Election, execute and deliver to the Non-Acquiring Party an assignment transferring and assigning to the Non-Acquiring Party its AMI Share in such Acquired Interests.  Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any contracts binding on such Acquired Interests, if any.  Simultaneous with the receipt of such assignment, the Non-Acquiring Party shall pay the Acquiring Party for the Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to the Non-Acquiring Party.

9.6 No Reservations.  Assignments of Acquired Interests by the Acquiring Party to the Non-Acquiring Party shall be made without reservation to the assignor of any overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, but shall be subject to all applicable contracts and agreements burdening the Acquired Interests immediately before the Acquiring Party acquired such Acquired Interests.

9.7 Compliance by Affiliates.  Each Party shall use its best efforts to have its affiliates comply with the provisions of this Article IX and each Party shall indemnify the other Party for any failure by its affiliates to so comply.

9.8 Elections.  Prior to making assignments to the Non-Acquiring Party, the Acquiring Party (after consultation with the Non-Acquiring Party) shall be entitled to make all elections with respect to the Acquired Interests, including whether to participate, or not to participate, in any proposed operation, and shall pay all costs and expenses associated therewith (for which the Acquiring Party shall be reimbursed by the Non-Acquiring Party as provided in Section 9.5).

ARTICLE 10
MISCELLANEOUS

10.1 Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

10.2 Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, including engineering, land, title, legal and accounting fees, costs and expenses.

10.3 Notices.  All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by nationally recognized commercial overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

If to Seller:

Range Michigan LLC
504 Fremont Street
Thermopolis, WY 82443
Attn:	Tolly Dewey
Telephone:	(307) 864-3754
Facsimile:	(307) 864-3756

If to Buyer:

American Energy Development Corp.
1230 Avenue of the Americas, 7th Floor
New York, New York 10020
Attn:	Herold Ribsskog
Telephone:	(855) 645-2332
Facsimile:	(917) 639-4000

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day).  Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

10.4 Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

10.5 Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

10.6 Counterparts/Fax Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Fax or .pdf signatures shall be considered binding.

10.7 References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

10.8 Governing Law; Wavier of Jury Trial.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the Laws of the State of Michigan, without regard to its conflicts of Laws rules.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

10.9 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

10.10 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

10.11 Survival.  The representations, warranties, indemnities and covenants contained in this Agreement shall survive indefinitely following the Closing Date; provided that Seller’s representations and warranties contained in Section 4.6 through Section 4.8 shall terminate six months following the Closing Date.

10.12 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

10.13 Waiver.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

10.14 Limitation on Damages.  The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from any breach of this Agreement.

10.15 Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of Law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

10.16 Confidentiality.  The Parties agree that the provisions of this Agreement shall be kept confidential and except as and to the extent required by Law, neither Buyer nor Seller will make, directly or indirectly, any public announcement or statement with respect to a transaction between the Parties or any of the terms, conditions, or other aspects of this Agreement or the transaction contemplated thereby, without the prior written consent of the other, which consent shall not be unreasonably withheld.  To the extent any Party is required by Law to disclose any information regarding this Agreement, such Party shall inform the other Party in advance of all such disclosures by the disclosing Party.

10.17 References, Titles and Construction.  All references in this Agreement to Exhibits, Schedules, Sections, and other subdivisions refer to the Exhibits, Schedules, Sections, and other subdivisions of this Agreement unless expressly provided otherwise.  Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.  “Business Days” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve to be closed; and “days,” without further qualification, means calendar days.  In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.

10.18 Additional Definitions.

(a) “Buyer Material Adverse Effect” means a material adverse effect on (i) the ability of Buyer to perform its obligations under this Agreement or any Transaction Document, or (ii) the validity or enforceability of any of this Agreement or any Transaction Document.

(b) “Environmental Laws” shall mean all Laws that relate to the prevention, abatement or elimination of pollution, or the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Transportation Act and all state statutes serving similar or related purposes.

(c) “Governmental Authority” shall mean any United States federal, state, county or municipal entity, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality.

(d) “Law or Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, directive, letter or other official act of any applicable Governmental Authority.

(e) “Seller Material Adverse Effect” means a material adverse effect on (i) the ability of Seller to perform its obligations under this Agreement or any Transaction Document, or (ii) the validity or enforceability of any of this Agreement or any Transaction Document.

(f) “Special Warranty” means a warranty of title whereby the assignor agrees to warrant and forever defend the title of the assignee against all defects, encumbrances, liens, security interests and claims created by, through or under the assignor, but not otherwise; provided that the assignee shall, to the extent permitted by applicable Law, be subrogated to the assignor’s rights in and to prior warranties of title and covenants and shall assign to assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that assignor is entitled to enforce.

(g) “Transaction Document” means any agreement, document, instrument or certificate delivered in connection with this Agreement, including the assignment delivered pursuant to Section 6.2(c) and the Joint Operating Agreement.

[SIGNATURES ON NEXT PAGE]

The Parties have executed this Agreement effective as of the Effective Time.

SELLER:

RANGE MICHIGAN LLC
By: Range Exploration Partners LLC, its Manager
By:	/s/ Frode Aschim
Name:	Frode Aschim
Title:	Manager

BUYER:

AMERICAN ENERGY DEVELOPMENT CORP.
By:	/s/ Herold Ribsskog
Name:	Herold Ribsskog
Title:	Chief Executive Officer

EXHIBIT “A”

LEASES AND LANDS

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EXHIBIT “B”

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

This Assignment, Bill of Sale and Conveyance (this “Assignment”), dated effective as of 7:00 a.m. Eastern Time, March 31, 2012, is between Range Michigan LLC, a Wyoming limited liability company (“Assignor”), whose address is 504 Freemont Street, Thermopolis, WY 82443, and American Energy Development Corp., a Nevada corporation (“Assignee”), whose address is 1230 Avenue of the Americas, 7th Floor, New York, New York 10020.

For Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Assignor does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver to Assignee an undivided forty-three and three-quarters percent (43.75%) of Assignor’s right, title and interest in and to the following (collectively, the “Assets”):

A. The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”);

B. The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby related to the Lands and the Leases (insofar as they cover the Lands) and all other such agreements relating to the production of oil, gas and related hydrocarbons, if any, attributable to said properties and interests;

C. All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Lands and the Leases (insofar as they cover the Lands);

D. All seismic, geophysical, geological and other data and all licenses therefor and all analyses, interpretations, compilations and evaluations thereof relating to the properties and interests described above, if any, subject to any third party contractual restrictions on assignment or transfer; and

E. Copies of all files, records and data relating to the properties and interests described above.

F. The Oil and Gas Substances produced from the Leases and Lands hereafter; and

G. The equipment, personal property and fixtures associated with each oil and gas well presently existing on the Leases, if any, including without limitation, all casing, tubing, meters, valves and all other equipment of any type or description related to, or used in connection with, any such well.

For purposes of this Assignment, the term “Oil and Gas Substances” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced therewith.

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever, subject to the following terms and conditions.

Assignor, for itself and its successors, does covenant and agree that it will WARRANT and DEFEND title to the Assets unto Assignee, its successors and assigns, against all persons claiming or to claim the whole or any part thereof, by, through or under Assignor, but not otherwise, and hereby warrants with respect to the Assets assigned by it that title to such Assets is free and clear of all liens, claims, security interests, mortgages, charges and encumbrances arising by, through or under Assignor, but not otherwise.  Assignee shall be and is hereby subrogated to all covenants and warranties of title by parties heretofore given or made to either Assignor or its predecessors in title in respect of any of the Assets.  EXCEPT AS EXPRESSLY SET FORTH IN THE PRECEDING SENTENCES OF THIS PARAGRAPH, THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY.  ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVEABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF ASSIGNEE UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (e) ANY CLAIM BY ASSIGNEE FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY ASSIGNEE THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND ITEMS ARE BEING CONVEYED TO ASSIGNEE “AS IS”, “WHERE IS”, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment may be executed in several counterparts and all of such counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

This Assignment has been executed by the parties hereto effective as of March 31, 2012.

ASSIGNOR:

RANGE MICHIGAN LLC
By: Range Exploration Partners LLC, its Manager
By:
Name:	Frode Aschim
Title:

ASSIGNEE:

AMERICAN ENERGY DEVELOPMENT CORP.
By:
Name:	Herold Ribsskog
Title:	Chief Executive Officer

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of ______, 2012, by Frode Aschim, Manager of Range Exploration Partners LLC, Manager of Range Michigan LLC, a Wyoming limited liability company, on behalf of such limited liability company.

Witness my hand and official seal.

My commission expires:
Notary Public
Printed Name:
Address:

(Serial Number, if any)

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of _____, 2012, by Herold Ribsskog as Chief Executive Officer of American Energy Development Corp., a Nevada corporation, on behalf of such corporation.

Witness my hand and official seal.

My commission expires:
Notary Public
Printed Name
Address:

(Serial Number, if any)

EXHIBIT “C”

FORM OF JOINT OPERATING AGREEMENT

[See Attached]

C-1

EXHIBIT “D”

NON-FOREIGN STATUS CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S.  real property interest must withhold tax if the transferor is a foreign person.  To inform American Energy Development Corp., a Nevada corporation (“Buyer”) that withholding of tax is not required upon the disposition of U.S.  real property interests owned by Range Michigan LLC, a Wyoming limited liability Company (“Seller”), the undersigned hereby certifies to Buyer as follows:

1.           Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.           Seller’s U.S.  employer identification number is [].

        3.           Seller’s office address is: 504 Fremont Street, Thermopolis, WY 82443.

Seller understands that this certificate may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

This certificate is executed this 14th day of June, 2012.

RANGE MICHIGAN LLC
By: Range Exploration Partners LLC, its Manager
By:	/s/ Frode Aschim
Name:	Frode Aschim
Title:	Manager

D-1

EXHIBIT “E”

To Lease Acquisition Agreement between Range Michigan LLC, as Seller, and
American Energy Development Corp., as Buyer, dated June 15, 2012, effective March 31, 2012

DESCRIPTION OF LANDS

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E-1